EXHIBIT 99.1

February 16, 2011

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Profitable Third Quarter

MIDLAND, TX – 2/16/11 -- Mexco Energy Corporation (AMEX: MXC) today reported net income of $26,898 for the quarter ending December 31, 2010, the Company’s third quarter of fiscal 2011, compared to net income of $167,145 for the same quarter of fiscal 2010.

Operating revenues in the third quarter of fiscal 2011 were $756,576, a decrease of 13% from $865,169 for the third quarter of fiscal 2010.

The average sales price for the quarter ending December 31, 2010 was $5.34 per Mcfe compared to $5.25 per Mcfe for the quarter ending December 31, 2009, an increase of 2%.  Oil production decreased 8% and gas production decreased 15% during the third quarter of fiscal 2011 as compared to the third quarter of fiscal 2010.  This decrease in oil and gas production is attributable to natural decline.

For the nine months ended December 31, 2010, the Company reported net income of $102,714, compared to $257,492 for the same period of fiscal 2010.  Operating revenues increased 5% to $2,381,608 for the nine months ended December 31, 2010 from $2,269,640 for the same period of fiscal 2010.

During the nine months ended December 31, 2010, the Company made two significant acquisitions.  On August 17, 2010, the Company purchased overriding royalty interests averaging .28% in 5,120 gross acres covering eight sections in the Haynesville trend area of DeSoto Parish, Louisiana, for an approximate purchase price of $1.65 million.  This acreage currently contains five (5) horizontal wells producing from the Haynesville Shale formation and an additional 59 potential drill sites.  Most of the wells will be operated by Petrohawk Operating Company with the balance operated by Chesapeake Energy.  Other wells drilled in the Haynesville area show the presence of at least two (2) other potential producing zones, the Bossier and Cotton Valley, which are held by production and available for development as conditions warrant.  Any development of these royalties will be free to Mexco of expenses for drilling and operations.  The Haynesville area has been estimated to become the largest gas resource in the United States and the fourth largest in the world subject to realization of technical estimates, according to World Oil in its June 2010 edition.  World Oil recognizes DeSoto Parish as one of the top six (6) parishes of Louisiana where the most productive Haynesville wells are located.

And on September 30, 2010, the Company acquired all of the outstanding stock of a Texas corporation which owns royalties producing primarily natural gas for a purchase price of $478,000.  These royalties consist of over 200 properties covering 60 counties and parishes in Oklahoma, Texas, Louisiana, New Mexico, Mississippi and Alabama.

Mexco Energy Corporation owns oil and gas properties in twelve states, with the majority of its activity centered in West Texas.  The Company plans to continue to focus its efforts to increase oil and natural gas reserves through exploration and development as well as acquisition of royalties with significant development potential.

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	December 31,	March 31,
	2010	2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$165,573	$160,439
Accounts receivable:
Oil and gas sales	408,326	538,444
Trade	33,542	63,455
Related parties	-	55
Prepaid costs and expenses	83,688	17,161
Total current assets	691,129	779,554

Property and equipment, at cost
Oil and gas properties, using the full cost method	29,643,465	27,353,016
Other	78,520	76,161
	29,721,985	27,429,177

Less accumulated depreciation, depletion and amortization	14,942,407	14,179,156
Property and equipment, net	14,779,578	13,250,021
	$15,470,707	$14,029,575

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$181,204	$301,160

Long-term debt	1,950,000	700,000
Asset retirement obligations	508,286	486,305
Deferred income tax liabilities	888,158	902,757

Commitments and contingencies

Stockholders' equity
Preferred stock - $1.00 par value; 10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value; 40,000,000 shares authorized; 2,010,116 and 2,003,866 shares issued; 1,950,949 and 1,919,866 shares outstanding as of December 31, 2010 and March 31, 2010, respectively	1,005,058	1,001,933
Additional paid-in capital	5,981,814	5,907,899
Retained earnings	5,258,852	5,156,138
Treasury stock, at cost (59,167 and 84,000 shares as of
December 31, 2010 and March 31, 2010, respectively)	(302,665)	(426,617)
Total stockholders' equity	11,943,059	11,639,353
	$15,470,707	$14,029,575

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31		December 31
	2010	2009	2010	2009
Operating revenue:
Oil and gas	$752,778	$857,035	$2,368,778	$2,248,789
Other	3,798	8,134	12,830	20,851
Total operating revenues	756,576	865,169	2,381,608	2,269,640

Operating expenses:
Production	200,785	269,154	822,150	779,379
Accretion of asset retirement obligation	8,489	7,963	25,463	23,570
Depreciation, depletion, and amortization	244,065	252,940	763,251	791,474
General and administrative	235,137	198,527	682,820	628,941
Total operating expenses	688,476	728,584	2,293,684	2,223,364

Operating profit	68,100	136,585	87,924	46,276

Other income (expenses):
Interest income	10	100	36	328
Interest expense	(15,151)	(8,516)	(25,347)	(26,877)

Net other expense	(15,141)	(8,416)	(25,311)	(26,549)

Earnings before provision for income taxes	52,959	128,169	62,613	19,727

Income tax expense (benefit):
Current	(59,500)	21,988	(25,502)	21,988
Deferred	85,561	(60,964)	(14,599)	(259,753)
	26,061	(38,976)	(40,101)	(237,765)

Net income	$26,898	$167,145	$102,714	$257,492

Earnings per common share:
Basic	$0.01	$0.09	$0.05	$0.14
Diluted	$0.01	$0.09	$0.05	$0.13

Weighted average common shares outstanding:
Basic	1,947,370	1,891,866	1,934,953	1,884,598
Diluted	1,961,041	1,946,076	1,951,316	1,946,362

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production.  A discussion of these and other factors, including risks and uncertainties, is set forth in the Company's Form 10-K for the fiscal year ended March 31, 2010.  Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact:  Nicholas C. Taylor, President and Chief Executive Officer or Tammy L. McComic, Executive Vice President and Chief Financial Officer, both of Mexco Energy Corporation, (432) 682-1119.